As filed with the Securities and Exchange Commission on October 31, 2024

Registration No. 333-277735

Registration No. 333-270260

Registration No. 333-263646

Registration No. 333-259722

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form to S-8 Registration Statement No. 333-277735

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270260

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263646

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-259722

UNDER

THE SECURITIES ACT OF 1933

Sterling Check Corp.

(Exact name of registrant as specified in its charter)

Delaware	37-1784336
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6150 Oak Tree Boulevard, Suite 490

Independence, Ohio 44131

(Address of Principal Executive Offices) (Zip Code)

Sterling Check Corp. 2021 Omnibus Incentive Plan

Sterling Check Corp. Employee Stock Purchase Plan

Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan

(Full titles of the plans)

Bret T. Jardine

Chief Legal Officer & Corporate Secretary

Sterling Check Corp.

c/o First Advantage Corporation

1 Concourse Parkway NE, Suite 200

Atlanta, Georgia 30328

(Name and address of agent for service)

(888) 314-9761

(Telephone number, including area code, of agent for service)

With copies to:

Kenneth B. Wallach, Esq.

Xiaohui (Hui) Lin, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of Sterling Check Corp., a Delaware corporation (“Sterling”), filed with the Securities and Exchange Commission (the “SEC”), to deregister all shares of Sterling’s common stock, par value $0.01 per share (“Common Stock”), remaining unsold or otherwise unissued under the relevant Registration Statement:

•

Registration Statement on Form S-8 (File No. 333-277735) originally filed with the SEC by Sterling on March 7, 2024, registering 5,372,062 shares of Common Stock under the Sterling Check Corp. 2021 Omnibus Incentive Plan and 931,944 shares of Common Stock under the Sterling Check Corp. Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (File No. 333-270260) originally filed with the SEC by Sterling on March 3, 2023, registering 5,342,760 shares of Common Stock under the Sterling Check Corp. 2021 Omnibus Incentive Plan and 967,179 shares of Common Stock under the Sterling Check Corp. Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (File No. 333-263646) originally filed with the SEC by Sterling on March 17, 2022, registering 4,891,340 shares of Common Stock under the Sterling Check Corp. 2021 Omnibus Incentive Plan and 957,470 shares of Common Stock under the Sterling Check Corp. Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (File No. 333-259722) originally filed with the SEC by Sterling on September 22, 2021, registering 9,433,000 shares of Common Stock under the Sterling Check Corp. 2021 Omnibus Incentive Plan, 1,886,000 shares of Common Stock under the Sterling Check Corp. Employee Stock Purchase Plan and 9,547,808 shares of Common Stock the Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan.

On October 31, 2024, pursuant to and subject to the terms of the previously announced Agreement and Plan of Merger, dated as of February 28, 2024 (the “Merger Agreement”), by and among First Advantage Corporation (“First Advantage”), Sterling, and Starter Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of First Advantage (“Merger Sub”), Merger Sub merged with and into Sterling, with Sterling surviving the merger with Merger Sub and becoming an indirect, wholly-owned subsidiary of First Advantage (the “Transaction”). In accordance with the terms of the Merger Agreement, outstanding equity awards granted under Sterling’s equity plans related to the Registration Statements were treated in the manner described in the Merger Agreement.

In connection with the closing of the Transaction, Sterling has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Sterling in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, Sterling hereby removes from registration all of such securities of Sterling registered but unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on October 31, 2024.

STERLING CHECK CORP.

By:	/s/ Bret T. Jardine
	Name:	Bret T. Jardine
	Title:	Chief Legal Officer and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.